Exhibit 99.2

HUNTINGTON BANCSHARES

2012 FIRST QUARTER PERFORMANCE

DISCUSSION

Date: April 18, 2012

The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2012 First Quarter Earnings Press Release, which can be found at:

http://www.investquest.com/iq/h/hban/ne/news/

Table 1 – Earnings Performance Summary

	2012	2011
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$417.2	$415.0	$2.2	1%
Provision for credit losses	34.4	45.3	(10.9)	(24)
Noninterest income	285.3	229.4	56.0	24
Noninterest expense	462.7	430.3	32.4	8

Income before income taxes	205.4	168.8	36.6	22
Provison for income taxes	52.2	42.0	10.2	24

Net income	153.3	126.9	26.4	21

Dividends on preferred shares	8.0	7.7	0.3	4

Net income applicable to common shares	$145.2	$119.2	$26.1	22%

Net income per common share-diluted	$0.17	$0.14	$0.03	21%

Revenue—fully-taxable equivalent (FTE)
Net interest income	$417.2	$415.0	$2.2	1%
FTE adjustment	3.9	3.5	0.5	13

Net interest income—FTE	421.1	418.5	2.6	1
Noninterest income	285.3	229.4	56.0	24

Total revenue—FTE	$706.5	$647.9	$58.6	9%

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the current, prior, and year-ago quarters:

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
March 31, 2012—GAAP income	$153.3	$0.17
• Bargain purchase gain, FDIC-assisted Fidelity Bank acquisition	11.4	0.01
• Addition to litigation reserves	(23.5)	(0.02)

December 31, 2011—GAAP income	$126.9	$0.14
• Gain on early extinguishment of debt	9.7	0.01
• Visa® related derivative loss	(6.4)	(0.00)

March 31, 2011—GAAP income	$126.4	$0.14
• Additions to litigation reserves	(17.0)	(0.01)

(1)	Favorable (unfavorable) impact on GAAP income; pre-tax unless otherwise noted
(2)	After-tax; EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

2012 First Quarter versus 2011 Fourth Quarter

Fully-taxable equivalent net interest income increased $2.6 million, or 1%, from the 2011 fourth quarter. This reflected the combined benefits of a $0.6 billion, or 1% (5% annualized), increase in average earning assets and 2 basis point increase in the fully-taxable equivalent net interest margin to 3.40%. While average earnings assets increased, average total loans and leases declined $0.4 billion, or 1% (4% annualized), reflecting the reclassification of automobile loans to loans held for sale related to the securitization and sale of $1.3 billion of auto loans in the 2012 first quarter. The primary item impacting the increase in the fully-taxable equivalent net interest margin was:

•	7 basis point positive impact from improved deposit pricing and an increase in low cost funding.

Partially offset by:

•	4 basis point negative impact from lower earning asset yields and a shift to lower-yield, higher quality credits.

•	1 basis point negative impact from other activities.

Table 3 – Loans and Leases – 1Q12 vs. 4Q11

	2012	2011
	First	Fourth	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$14.8	$14.2	$0.6	4%
Commercial real estate	5.9	6.0	(0.1)	(2)

Total commercial	20.7	20.2	0.5	2

Automobile	4.6	5.6	(1.1)	(19)
Home equity	8.2	8.1	0.1	1
Residential mortgage	5.2	5.0	0.1	3
Other consumer	0.5	0.5	(0.0)	(5)

Total consumer	18.5	19.3	(0.9)	(5)

Total loans and leases	$39.1	$39.5	$(0.4)	(1)%

Average total loans and leases decreased $0.4 billion, or 1% (4% annualized), from the 2011 fourth quarter, primarily reflecting:

•

$1.1 billion, or 19% (75% annualized), decline in average automobile loans. Automobile loan origination levels remained strong throughout the quarter. The decline in first quarter average balances reflected the reclassified $1.3 billion of auto loans to loans held for sale at the end of the prior quarter, which were subsequently sold in a transaction completed on March 8, 2012.

Partially offset by:

•

$0.6 billion, or 4% (17% annualized), growth in average commercial and industrial (C&I) loans, reflecting increased activity from multiple business lines including large corporate, dealer floorplan, and equipment finance.

Table 4 – Deposits – 1Q12 vs. 4Q11

	2012	2011
	First	Fourth	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits—noninterest bearing	$11.3	$10.7	$0.6	5%
Demand deposits—interest bearing	5.6	5.6	0.1	1

Total demand deposits	16.9	16.3	0.6	4
Money market deposits	13.1	13.6	(0.5)	(3)
Savings and other domestic deposits	4.8	4.7	0.1	2
Core certificates of deposit	6.5	6.8	(0.3)	(4)

Total core deposits	41.4	41.4	0.0	0
Other domestic deposits of $250,000 or more	0.3	0.4	(0.1)	(14)
Brokered deposits and negotiable CDs	1.3	1.4	(0.1)	(8)
Other deposits	0.4	0.4	(0.0)	(1)

Total deposits	$43.5	$43.6	$(0.1)	(0)%

Average total deposits decreased $0.1 billion, or less than 1% (1% annualized), from the 2011 fourth quarter primarily reflecting:

•	$0.5 billion, or 3% (13% annualized), decrease in average money market deposits.

•	$0.3 billion, or 4% (15% annualized), decrease in core certificates of deposits.

Partially offset by:

•

$0.6 billion, or 4% (16% annualized), increase in total demand deposits. This was driven primarily by growth in commercial and consumer noninterest-bearing demand deposits. As we highlighted in second half 2011, commercial noninterest bearing demand deposits included approximately $1.0 billion of deposits from several large relationships that are short term in nature.

2012 First Quarter versus 2011 First Quarter

Fully-taxable equivalent net interest income increased $12.9 million, or 3%, from the year-ago quarter. This reflected a $1.4 billion, or 3%, increase in average total earning assets, partially offset by a 2 basis point decrease in the fully-taxable equivalent net interest margin. The increase in average earning assets reflected a combination of factors including:

•	$1.0 billion, or 3%, increase in average total loans and leases.

•	$0.8 billion, or 201%, increase in average loans held for sale.

•	$0.6 billion in average held-to-maturity securities compared with none in the year-ago quarter.

Partially offset by:

•	$1.0 billion, or 10%, decrease in average total available-for-sale and other securities.

The 2 basis point decrease in the fully-taxable equivalent net interest margin reflected the reduction in derivatives income, lower loan yields, and lower securities yields, partially offset by the positive impact of increases in low cost deposits and lower deposit pricing.

Table 5 – Loans and Leases – 1Q12 vs. 1Q11

	First Quarter		Change
(in billions)	2012	2011	Amount	%
Average Loans and Leases
Commercial and industrial	$14.8	$13.1	$1.7	13%
Commercial real estate	5.9	6.5	(0.7)	(10)

Total commercial	20.7	19.6	1.0	5

Automobile	4.6	5.7	(1.1)	(20)
Home equity	8.2	7.7	0.5	7
Residential mortgage	5.2	4.5	0.7	16
Other consumer	0.5	0.6	(0.1)	(13)

Total consumer	18.5	18.5	0.0	0

Total loans and leases	$39.1	$38.1	$1.0	3%

Average total loans and leases increased $1.0 billion, or 3%, from the year-ago quarter primarily reflecting:

•

$1.7 billion, or 13%, increase in average C&I loans, reflecting a combination of factors, including the benefits from our strategic initiatives focusing on large corporate and equipment finance. In addition, we continued to see growth in more traditional middle-market and business banking loans. This growth was evident despite line utilization rates that remained well below historical norms.

•	$0.7 billion, or 16%, increase in average residential mortgages that were predominantly 15-year fixed rate loans.

•	$0.5 billion, or 7%, increase in average home equity loans reflecting increased customer preference with over 70% of new originations in a first lien position.

Partially offset by:

•

$1.1 billion, or 20%, decline in average automobile loans. This reflected the securitization and sale of $1.0 billion of such loans in the 2011 third quarter and the reclassification of automobile loans to loans held for sale related to the securitization and sale of $1.3 billion of auto loans in the 2012 first quarter.

•

$0.7 billion, or 10%, decrease in average CRE loans, reflecting the continued execution of our plan to reduce this exposure, primarily in the noncore CRE segment. This reduction is expected to continue at a slower pace.

Table 6 – Deposits – 1Q12 vs. 1Q11

	First Quarter		Change
(in billions)	2012	2011	Amount	%
Average Deposits
Demand deposits—noninterest bearing	$11.3	$7.3	$3.9	54%
Demand deposits—interest bearing	5.6	5.4	0.3	5

Total demand deposits	16.9	12.7	4.2	33
Money market deposits	13.1	13.5	(0.4)	(3)
Savings and other domestic deposits	4.8	4.7	0.1	2
Core certificates of deposit	6.5	8.4	(1.9)	(22)

Total core deposits	41.4	39.3	2.1	5
Other domestic deposits of $250,000 or more	0.3	0.6	(0.3)	(43)
Brokered deposits and negotiable CDs	1.3	1.4	(0.1)	(8)
Other deposits	0.4	0.4	0.1	15

Total deposits	$43.5	$41.7	$1.8	4%

Average total deposits increased $1.8 billion, or 4%, from the year-ago quarter primarily reflecting:

•

$2.1 billion, or 5%, growth in average total core deposits. The drivers of this change were a $4.2 billion, or 33%, growth in average total demand deposits, partially offset by $1.9 billion, or 22%, decline in average core certificates of deposit, and $0.4 billion, or 3%, decline in average money market deposits.

Partially offset by:

•	$0.3 billion, or 43%, decline in average other domestic deposits of $250,000 or more, reflecting a strategy to reduce such noncore funding.

Provision for Credit Losses

The provision for credit losses decreased $10.9 million, or 24%, from the prior quarter, reflecting the lower provision for unfunded commitments and a lower level of net charge-offs (NCO). The period end ACL as a percentage of total loans and leases decreased to 2.37% from 2.60%. However, the ACL as a percentage of period end total nonaccrual loans (NALs) increased to 206% from 187%. NCOs were $83.0 million, down 1% from $83.9 million in the prior quarter. NCOs were an annualized 0.85% in both the current and 2011 fourth quarters (see Credit Quality discussion).

Noninterest Income

2012 First Quarter versus 2011 Fourth Quarter

Table 7 – Noninterest Income – 1Q12 vs. 4Q11

	2012	2011
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$60.3	$63.3	$(3.0)	(5)%
Trust services	30.9	28.8	2.1	7
Electronic banking income	18.6	18.3	0.3	2
Mortgage banking income	46.4	24.1	22.3	93
Brokerage income	19.3	18.7	0.6	3
Insurance income	18.9	17.9	1.0	5
Bank ow ned life insurance income	13.9	14.3	(0.3)	(2)
Capital markets fees	10.0	9.8	0.2	2
Gain on sale of loans	26.8	2.9	23.9	828
Automobile operating lease income	3.8	4.7	(1.0)	(20)
Securities (losses) gains	(0.6)	(3.9)	3.3	84
Other income	37.1	30.5	6.6	22

Total noninterest income	$285.3	$229.4	$56.0	24%

Noninterest income increased $56.0 million, or 24%, from the prior quarter primarily reflecting:

•	$23.9 million, or 828%, increase in gain on sale of loans, as the current quarter included a $23.0 million automobile loan securitization gain.

•

$22.3 million, or 93%, increase in mortgage banking income. This reflected a $10.1 million increase in origination and secondary marketing income, and a $7.7 million net mortgage servicing rights (MSR) gain in the current quarter compared with a $4.0 million net MSR loss in the prior quarter.

•

$6.6 million, or 2%, increase in other income, reflecting the $11.4 million bargain purchase gain associated with the FDIC-assisted Fidelity Bank acquisition and the $6.4 million negative impact in the previous quarter related to an increase in the liability associated with the sale of our Visa® Class B shares in 2009, partially offset by a $7.2 million reduction in mezzanine gains.

2012 First Quarter versus 2011 First Quarter

Table 8 – Noninterest Income – 1Q12 vs. 1Q11

	First Quarter		Change
(in millions)	2012	2011	Amount	%
Noninterest Income
Service charges on deposit accounts	$60.3	$54.3	$6.0	11%
Trust services	30.9	30.7	0.2	1
Electronic banking income	18.6	28.8	(10.2)	(35)
Mortgage banking income	46.4	22.7	23.7	105
Brokerage income	19.3	20.5	(1.3)	(6)
Insurance income	18.9	17.9	0.9	5
Bank ow ned life insurance income	13.9	14.8	(0.9)	(6)
Capital markets fees	10.0	6.9	3.0	44
Gain on sale of loans	26.8	7.2	19.6	271
Automobile operating lease income	3.8	8.8	(5.1)	(57)
Securities (losses) gains	(0.6)	0.0	(0.7)	(1633)
Other income	37.1	24.1	13.0	54

Total noninterest income	$285.3	$236.9	$48.4	20%

Noninterest income increased $48.4 million, or 20%, from the year-ago quarter primarily reflecting:

•

$23.7 million, or 105%, increase in mortgage banking income. This primarily reflected an $11.5 million increase in origination and secondary marketing income. Also impacting the year-over-year comparison was a $7.7 million net MSR hedging gain in the current quarter compared to a net MSR hedging loss of $3.6 million in the year-ago quarter.

•	$19.6 million, or 271%, increase in gain on sale of loans, as the current quarter included a $23.0 million automobile loan securitization gain.

•	$13.0 million, or 54%, increase in other income, reflecting the $11.4 million bargain purchase gain associated with the FDIC-assisted Fidelity Bank acquisition.

•	$6.0 million, or 11%, increase in service charges on deposits, primarily reflecting continued strong customer growth.

Partially offset by:

•	$10.2 million, or 35%, decrease in electronic banking income, related to implementing the lower debit card interchange fee structure mandated in the Durbin Amendment of the “Dodd-Frank Act”.

•	$5.1 million, or 57%, decline in automobile operating lease income, reflecting the impact of a declining portfolio as a result of having exited that business in 2008.

Noninterest Expense

2012 First Quarter versus 2011 Fourth Quarter

Table 9 – Noninterest Expense – 1Q12 vs. 4Q11

	2012	2011
	First	Fourth	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$243.5	$228.1	$15.4	7%
Outside data processing and other services	42.1	53.4	(11.4)	(21)
Net occupancy	29.1	26.8	2.2	8
Equipment	25.5	25.9	(0.3)	(1)
Deposit and other insurance expense	20.7	18.5	2.3	12
Marketing	16.8	16.4	0.4	2
Professional services	11.2	16.8	(5.5)	(33)
Amortization of intangibles	11.5	13.2	(1.6)	(12)
Automobile operating lease expense	2.9	3.4	(0.5)	(15)
OREO and foreclosure expense	5.0	5.0	(0.1)	(1)
Gain on early extinguishment of debt	—	(9.7)	9.7	NR
Other expense	54.4	32.5	21.9	67

Total noninterest expense	$462.7	$430.3	$32.4	8%

(in thousands)
Number of employees (full-time equivalent)	11.2	11.2	(0.1)	(1)%
NR-Not relevant

Noninterest expense increased $32.4 million, or 8%, from the prior quarter. This primarily reflected:

•	$21.9 million, or 67%, increase in other expense, reflecting the $23.5 million addition to litigation reserves.

•

$15.4 million, or 7%, increase in personnel costs, which was most notably impacted by approximately $9 million of costs related to the annual payroll tax resets, other benefit expense, and an increase in commissions and incentive compensation expense due to improved performance metrics and results.

•	$9.7 million gain on the early extinguishment of debt related to the exchange of certain trust preferred securities in the prior quarter.

Partially offset by:

•	$11.4 million, or 21%, decrease in outside data processing and other services, reflecting the fourth quarter 2011 completion of the conversion to a new debit card processor.

•	$5.5 million, or 33%, decline in professional services, reflecting lower legal and consulting related expenses.

2012 First Quarter versus 2011 First Quarter

Table 10 – Noninterest Expense – 1Q12 vs. 1Q11

	First Quarter		Change
(in millions)	2012	2011	Amount	%
Noninterest Expense
Personnel costs	$243.5	$219.0	$24.5	11%
Outside data processing and other services	42.1	40.3	1.8	4
Net occupancy	29.1	28.4	0.6	2
Equipment	25.5	22.5	3.1	14
Deposit and other insurance expense	20.7	17.9	2.8	16
Marketing	16.8	16.9	(0.1)	(1)
Professional services	11.2	13.5	(2.2)	(17)
Amortization of intangibles	11.5	13.4	(1.8)	(14)
Automobile operating lease expense	2.9	6.8	(4.0)	(58)
OREO and foreclosure expense	5.0	3.9	1.0	26
Other expense	54.4	48.1	6.3	13

Total noninterest expense	$462.7	$430.7	$32.0	7%

(in thousands)
Number of employees (full-time equivalent)	11.2	11.3	(0.2)	(1)%

Noninterest expense increased $32.0 million, or 7%, from the year-ago quarter primarily reflecting:

•

$24.5 million, or 11%, increase in personnel costs, primarily reflecting increased salaries and benefits, including an increase in commissions and incentive compensation expense due to improved performance metrics and results.

•	$6.3 million, or 13%, increase in other expense, reflecting a $5.5 million increase in addition to litigation reserves.

Income Taxes

The provision for income taxes in the 2012 first quarter was $52.2 million, compared to $42.0 million in the prior quarter. The effective tax rate for the 2012 first quarter was 25.4%. At March 31, 2012, we had a net deferred tax asset of $302.4 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at March 31, 2012. As of March 31, 2012, there was no disallowed deferred tax asset for regulatory capital purposes, compared to $39.1 million at December 31, 2011.

We anticipate the effective tax rate for 2012 to approximate 24%-26% which includes permanent tax differences primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Credit Quality Performance Discussion

Credit quality performance in the 2012 first quarter reflected continued improvement in the overall loan portfolio relating to net charge-off activity, as well as in key credit quality metrics, including an 11% decline in nonperforming assets and an 8% decline in the level of Criticized commercial loans, excluding Fidelity Bank related loans compared to the prior quarter.

Net Charge-Offs (NCOs)

Table 11 – Net Charge-Offs

	2012	2011
	First	Fourth	Third	Second	First
(in thousands)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$28.5	$10.9	$17.9	$18.7	$42.2
Commercial real estate	10.5	28.4	24.4	27.6	67.7

Total commercial	39.0	39.3	42.3	46.3	109.9

Automobile	3.1	4.2	3.9	2.3	4.7
Home equity	23.7	23.4	26.2	25.4	26.7
Residential mortgage	10.6	9.7	11.6	16.5	18.9
Other consumer	6.6	7.2	6.6	7.1	4.9

Total consumer	44.0	44.6	48.2	51.2	55.2

Total net charge-offs	$83.0	$83.9	$90.6	$97.5	$165.1

Net Charge-offs—annualized percentages
Commercial and industrial	0.77%	0.31%	0.52%	0.56%	1.29%
Commercial real estate	0.72	1.91	1.60	1.77	4.15

Total commercial	0.75	0.78	0.86	0.94	2.24

Automobile	0.27	0.30	0.25	0.15	0.33
Home equity	1.15	1.15	1.31	1.29	1.38
Residential mortgage	0.82	0.77	0.97	1.44	1.70
Other consumer	5.45	5.66	5.05	5.27	3.47

Total consumer	0.95	0.92	0.99	1.08	1.20

Total net charge-offs	0.85%	0.85%	0.92%	1.01%	1.73%

Total net charge-offs (NCO) for the 2012 first quarter were $83.0 million, or an annualized 0.85% of average total loans and leases. This was down $0.9 million, or 1%, from $83.9 million, or an annualized 0.85%, in the prior quarter.

Total C&I NCOs for the 2012 first quarter were $28.5 million, or an annualized 0.77%, up 161% from last quarter’s historically low level of $10.9 million, or an annualized 0.31% of related loans. This quarter’s NCOs were generally associated with smaller relationships.

Current quarter CRE net charge-offs were $10.5 million, or an annualized 0.72% of average CRE loans. This was down $17.9 million, or 63%, from $28.4 million, or an annualized 1.91%, in the prior quarter. There was no concentration in either geography or project type, and the charge-offs were generally associated with small relationships.

Automobile loan and lease net charge-offs were $3.1 million, or an annualized 0.27% of related average balances, down 27% from $4.2 million, or an annualized 0.30%. These relatively low levels of net charge-offs reflected the continued high credit quality of originations and a strong resale market for used vehicles.

Residential mortgage net charge-offs in the first quarter were $10.6 million, or an annualized 0.82% of related loans, up 9% from $9.7 million, or an annualized 0.77%, in the prior quarter, reflecting the continued stress in the residential real estate market.

Home equity net charge-offs were $23.7 million, or an annualized 1.15% of related average balances, up less than 1% from $23.4 million, or an annualized 1.15%, in the prior quarter.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

Table 12 – Nonaccrual Loans and Nonperforming Assets

	2012	2011
(in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$142.5	$201.8	$209.6	$229.3	$260.4
Commercial real estate	205.1	229.9	257.1	291.5	305.8
Residential mortgage	74.1	68.7	61.1	59.9	44.8
Home equity	45.8	40.7	37.2	33.5	25.3

Total nonaccrual loans and leases (NALs) (1)	467.6	541.1	565.0	614.2	636.3
Other real estate, net:
Residential (2)	31.9	20.3	18.6	20.8	28.7
Commercial	16.9	18.1	19.4	17.9	26.0

Total other real estate, net	48.7	38.4	38.0	38.7	54.6
Other NPAs (3)	10.8	10.8	11.0	—	—

Total nonperforming assets (NPAs) (2)	$527.1	$590.3	$614.0	$652.9	$690.9

NAL ratio (4)	1.15%	1.39%	1.45%	1.57%	1.66
NPA ratio (5)	1.29	1.51	1.57	1.67	1.80

(1)

All loans acquired as part of the FDIC-assisted Fidelity Bank transaction accrue interest as performing loans or as purchased impaired loans under ASC 310-30, therefore none of the acquired loans were reported as nonaccrual as of March 31, 2012.

(2)	NPAs include $8.0 million of residential real estate owned acquired as part of the FDIC-assisted Fidelity Bank transaction.
(3)	Other nonperforming assets represent an investment security backed by a municipal bond
(4)	Total NALs as a % of total loans and leases
(5)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate

Total nonaccrual loans and leases (NALs) were $467.6 million at March 31, 2012 and represented 1.15% of total loans and leases. This was down $73.5 million, or 14%, from $541.1 million, or 1.39%, of total loans and leases, at the end of the prior quarter.

C&I NALs decreased $59.4 million, or 29%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including payoffs. The decline was associated with loans throughout our footprint, with no specific industry concentration.

CRE NALs decreased $24.8 million, or 11%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including borrower payments and payoffs. This activity represents the continuation of an improving trend evident over the past several quarters. We continue to focus on early recognition of risks and targeted actions through our on-going portfolio management processes.

In contrast, residential mortgage NALs increased $5.5 million, or 8%. This increase reflected the current economic conditions and the decline of residential real estate property values. The NAL balances have been written down to net realizable value, less anticipated selling costs, which substantially limits any significant future risk of additional loss on these loans

Home equity NALs increased $5.2 million, or 13%, from the end of the prior quarter, reflecting our implementation of regulatory guidance issued in the 2012 first quarter. This quarter, we began reporting performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans. The impact in 2012 first quarter was an increase of $8.7 million.

Total other real estate owned increased $10.3 million, or 27%, to $48.7 million and included $8.0 million related to the FDIC-assisted acquisition of Fidelity Bank completed on March 30, 2012.

Nonperforming assets (NPAs), which include NALs, were $527.1 million at March 31, 2012, and represented 1.29% of related assets. This was down $63.2 million, or 11%, from $590.3 million, or 1.51%, of related assets at the end of the prior quarter.

Table 13 – Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	2012	2011
(in thousands)	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$60.6	$73.6	$61.0	$57.7	$73.6
Loans guaranteed by the U.S. Government	94.6	96.7	84.4	77.0	94.4

Total accruing loans and leases past due 90 days or more, including loans guaranteed by the U.S. government	$155.1	$170.4	$145.4	$134.6	$168.0

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.15%	0.19%	0.16%	0.15%	0.19%
Guaranteed by U.S. government	0.23	0.25	0.21	0.19	0.25
Including loans guaranteed by the U.S. government	0.38	0.44	0.37	0.34	0.44

Accruing troubled debt restructured loans:
Commercial and industrial	$53.8	$54.0	$77.5	$62.3	$65.2
Commercial real estate	231.9	250.0	244.1	177.9	141.3
Automobile	35.5	36.6	37.4	29.1	29.6
Home equity	59.3	52.2	47.7	37.1	39.7
Residential mortgage	294.8	309.7	304.4	313.8	333.5
Other consumer	4.2	6.1	4.5	8.9	9.2

Total accruing troubled debt restructured loans	$679.6	$708.6	$715.6	$628.9	$618.4

Nonaccruing troubled debt restructured loans:
Commercial and industrial	26.9	48.6	27.4	29.1	19.5
Commercial real estate	39.6	22.0	46.9	48.7	18.3
Home equity	0.3	0.4	0.2	0.0	0.0
Residential mortgage	29.5	26.1	20.9	14.4	8.5
Other consumer	0.1	0.1	0.1	0.1	—

Total nonaccruing troubled debt restructured loans	96.5	97.1	95.4	92.3	46.4

Total troubled debt restructured loans	$776.1	$805.7	$811.0	$721.2	$664.8

(1)	Percent of related loans and leases

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $60.6 million at March 31, 2012, down $13.1 million, or 18%, from the end of the prior quarter, and down $13.0 million, or 18%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.15% at March 31, 2012, down 0.04% at the end of the prior quarter, and down 0.04% from a year earlier.

Allowance for Credit Losses (ACL)

We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 – Allowance for Credit Losses (ACL)

	2012	2011
(in thousands)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Allowance for loan and lease losses (ALLL)	$913,069	$964,828	$1,019,710	$1,071,126	$1,133,226
Allow ance for unfunded loan commitments and letters of credit	50,934	48,456	38,779	41,060	42,211

Allowance for credit losses (ACL)	$964,003	$1,013,284	$1,058,489	$1,112,186	$1,175,437

ALLL as a % of:
Total loans and leases	2.24%	2.48%	2.61%	2.74%	2.96%
Nonaccrual loans and leases (NALs)	195	178	180	174	178
Nonperforming assets (NPAs)	173	163	166	164	164

ACL as a % of:
Total loans and leases	2.37%	2.60%	2.71%	2.84%	3.07%
Nonaccrual loans and leases (NALs)	206	187	187	181	185
Nonperforming assets (NPAs)	183	172	172	170	170

At March 31, 2012, the ALLL was $913.1 million, down $51.8 million, or 5%, from $964.8 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2012, was 2.24%, down from 2.48% at December 31, 2011. The ALLL as a percent of NALs increased to 195% at March 31, 2012, from 178% at December 31, 2011.

At March 31, 2012, the AULC was $50.9 million, up $2.5 million, or 5%, from the end of the prior quarter.

On a combined basis, the ACL as a percent of total loans and leases at March 31, 2012, was 2.37%, down from 2.60% at the end of the prior quarter. Huntington increased the ACL allocated to the residential secured portfolios in the quarter. The increase was consistent with the regulatory guidance issued in the 2012 first quarter and our belief that credit losses for the residential secured portfolios will remain at elevated levels in the near future. The ACL at the end of the 2012 first quarter as a percent of NALs increased to 206% from 187% at the end of last year.

Capital

Table 15 – Capital Ratios

	2012	2011
(in millions)	Mar. 31	Dec. 31,	Sep. 30	Jun. 30	Mar. 31
Tangible common equity / tangible assets ratio	8.33%	8.30%	8.22%	8.22%	7.81%

Tier 1 common risk-based capital ratio	10.15%	10.00%	10.17%	9.92%	9.75%

Regulatory Tier 1 risk-based capital ratio	12.22%	12.11%	12.37%	12.14%	12.04%
Excess over 6.0% (1)	$2,906	$2,804	$2,827	$2,707	$2,599

Regulatory Total risk-based capital ratio	14.76%	14.77%	15.11%	14.89%	14.85%
Excess over 10.0% (1)	$2,224	$2,189	$2,268	$2,156	$2,087

Total risk-weighted assets	$46,716	$45,891	$44,376	$44,080	$43,024

The tangible common equity to asset ratio at March 31, 2011 was 8.33%, up 3 basis points from the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.15%, up from 10.00% at the end of the prior quarter. In addition, our regulatory Tier 1 capital ratio was 12.22%, up from 12.11% at the end of the prior quarter, while our Total risk-based capital ratio was 14.76%, down slightly from 14.77% at the end of last year.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2012 First Quarter Earnings Press Release and Quarterly Financial Review, the 2012 first quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company—e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business—e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2011 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

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